Exhibit 99.(a)(1)(G)

CHANGE OF ELECTION FORM

<Name/Address1>	PIN:
<Name/Address2>
<Name/Address3>
<Name/Address4>

Below are your current outstanding Eligible Option Grants.

Please make your exchange by checking the box to exchange each Eligible Grant.

The choices made on this Change of Election Form will supersede any prior elections to Mellon.

Option Grant #	Grant Date	Options Outstanding	Exercise Price	New Grant if Options Outstanding Exchanged	MAKE ONE Election for each eligible grant
					☐	Exchange
					☐	Do Not Exchange
					☐	Exchange
					☐	Do Not Exchange
					☐	Exchange
					☐	Do Not Exchange
					☐	Exchange
					☐	Do Not Exchange
					☐	Exchange
					☐	Do Not Exchange

You acknowledge that: (1) the Stock Option Exchange Program is a discretionary program established by Synopsys, Inc. and may be suspended, modified or terminated by Synopsys, Inc. at any time, as provided in the Offer to Exchange; (2) the New Options to be granted under the program are discretionary in nature and such grant does not create any contractual or other right to receive future equity or cash compensation, payments or benefits; (3) your participation in the Stock Option Exchange Program shall not create a right to continued employment or additional severance payments in the event of termination of service; (4) you are voluntarily participating in the Stock Option Exchange Program; and (5) you have read the Offer to Exchange carefully, including the sections regarding the tax and tax withholding consequences of participating in the program.

In addition, you hereby consent to the collection, use, transfer and management in electronic or other form, of your personal data, which may include your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, and other details of your employment or compensation by and among, as applicable, Synopsys, Inc., its wholly-owned subsidiaries and third parties, including Mellon Investor Services LLC, (these recipients may be located in your country or elsewhere), for the exclusive purpose of implementing, administering and managing your participation in the Stock Option Exchange Program.  You understand that you may review or modify your data at any time but understand that refusing or withdrawing your consent may affect your ability to participate in the Stock Option Exchange Program.

Stock Option Exchange Program expires at 11:59 PM EDT on June 22, 2005.

If you have questions, contact the Mellon call center, Monday through Friday between the hours of 9:00 a.m. to 7:00 p.m. Eastern Daylight Time at:

866-210-7111 (From within the U.S.)

201-329-8206 (From outside the U.S.)

Signature	Date	Daytime phone number	(	)

By Mail:	By Hand:	By Overnight:

Mellon Investor Services	Mellon Investor Services	Mellon Investor Services
Reorganization Department	Reorganization Department	Reorganization Department
PO Box 3301	120 Broadway, 13th floor	85 Challenger Road
South Hackensack, NJ 07606	New York, NY 10271	Mail Stop – Reorg
Ridgefield Park, NJ 07660